Exhibit 10.29

START-UP LICENSE AGREEMENT

Between: THE UNIVERSITY OF BRITISH COLUMBIA
and

SAFECOAT MEDICAL INC

Schedules

“A”	Description of “Patents”
“B”	UBC License Agreement Annual Report
“C”	Address for Notices & Payment Instructions
“D”	Patent Client and Billing Agreement
“E”	Share Issuance to UBC and Non-Waiving Investigators
“F”	Articles of Incorporation and Bylaws
“G”	Capitalization Table of the Company
“H”	Debts and Liabilities of the Company
“I”	Subscription Agreement

START-UP LICENSE AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with offices at #103-6190 Agronomy Road, Vancouver, British Columbia, V6T 1Z3

(“UBC”)

AND:

SAFECOAT MEDICAL INC, a corporation incorporated under the laws of British Columbia, with a registered office at 885 W Georgia Street #900, Vancouver, British Columbia, V6C 3H1

(the “Company”)

WHEREAS:

A. UBC has been engaged in research during the course of which it has invented, developed and/or acquired certain technology relating to polymeric antifouling coatings with antimicrobial peptides, which research was undertaken by Dr. Jayachandran Kizhakkedathu in the UBC Department of Pathology and Laboratory Medicine, and Drs. Dirk Lange and Robert Hancock in the UBC Department of Microbiology and Immunology (the “Investigator(s)”);

B. It is UBC’s objective to exploit its technology for the public benefit, and in a manner consistent with its status as a non-profit, tax exempt educational institution; and

C. The Company and UBC have agreed to enter into this license on the terms and conditions set out in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.0 DEFINITIONS

1.1 In this Agreement:

(a)	“510(K)” means submission made to FDA to demonstrate that the device to be marketed is safe and effective and would satisfy the requirements as defined in U.S. FDA FD&C Act Section 513(i)(1)(A) (or any U.S. successor legislation) or similar regulations in any other country outside the U.S.;

(b)	“Affiliated Company(ies)” means two or more corporations if the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or 50% or more of the voting shares of each of them is owned or controlled by the same person, corporation or other legal entity;

(c)	“Agreement” means this license agreement;

(d)	“Annual License Fee” is defined in Article 7.1;

(e)	“Annual Report” means a report in the form referred to in Article 13;

(f)	“Company Improvements” means improvements, variations, updates, modifications, and enhancements made and/or acquired during the Term by the Company or any sublicensees of the Company, which cannot be legally used or practiced without infringing the Patents licensed under this Agreement;

(g)	“Confidential Information” means all information, regardless of its form:

(i)	disclosed by UBC to the Company and designated by UBC as confidential, whether orally or in writing, including without limitation all information and documents related to the Patents or any Improvements and the terms and conditions of this Agreement; or

(ii)	disclosed by the Company to UBC and which is clearly identified in writing as “Confidential”,

except that “Confidential Information” does not include information:

(iii)	possessed by the recipient (the “Recipient”) before receipt from the disclosing party (the “Discloser”), other than through prior disclosure by the Discloser, as evidenced by the Recipient’s business records;

(iv)	published or available to the general public otherwise than through a breach of this Agreement;

(v)	obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser; or

(vi)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of, or access to, the Discloser’s information as evidenced by the Recipient’s business records;

(h)	“Effective Termination Date” means the date on which this Agreement is terminated under Article 19;

(i)	“First Commercial Use” is defined in Article 14.2;

(j)	“Fiscal Period” is defined in Article 12.4(e);

(k)	“Human Clinical Trials” is defined in Article 14.2;

(l)	“Improvements” means, collectively, the Company Improvements, the Joint Improvements, and the UBC Improvements;

(m)	“Initial Financing” means the completion by the Company of a financing through the sale of its Securities for an aggregate sale price of not less than CAD 500,000 in gross proceeds for the Company;

(n)	“Investigator(s)” is defined in Recital A;

(o)	“Joint Improvements” means Unencumbered improvements, variations, updates, modifications, and enhancements made and/or acquired within 3 years after the Start Date by:

(i)	the Investigator(s) while employed at UBC and/or any UBC Personnel in the course of their employment while working directly under the supervision of such Investigator(s) in such lnvestigator(s)’s laboratory(ies), and

(ii)	the Company and/or any sublicensees of the Company,

which cannot be legally used or practiced without infringing the Patents licensed under this Agreement;

(p)	“Non-Waiving Investigators” means Jayachandran Kizhakkedathu, Dirk Lange, Robert Hancock and Kai Yu;

(q)	“Patent Management” is defined in Article 8.4;

(r)	“Patents” means collectively the rights in and to any and all inventions which are disclosed or claimed in the Canadian, U.S., and foreign patents and patent applications identified in Schedule “A” and all:

(i)	counterparts, continuations, continuations-in-part, divisionals, continuing prosecution applications, and requests for continued examinations, extensions, term restorations, renewals, reissues, re-examinations, or substitutions thereof;

(ii)	corresponding international patent applications;

(iii)	corresponding foreign patent applications, including supplementary protection certificates and other administrative protections; and

(iv)	international and foreign counterpart patents;

resulting therefrom, all of which will be deemed added from time to time to Schedule “A”;

(s)	“Payment Report” means a report in the form referred to in Article 13 setting out in detail how the amount of Revenue and Sublicensing Revenue was determined;

(t)	“Product(s)” means goods or services manufactured or provided in connection with the use of all or some of the Patents and/or any Improvements;

(u)	“Publicly Listed” means an event upon which the Company’s common shares or other securities of the Company or securities of another issuer for which common shares or other securities of the Company are exchanged, become publicly listed or quoted on a stock exchange or stock market in in any jurisdiction;

(v)	“Revenue” means all worldwide revenues, receipts, money, and the fair market value of any shares or other securities, or other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Company (but not including monies collected from any sublicensee or assignee of the Company) from the development, marketing, manufacturing, sale, use or distribution of the Patents and any Improvements, and/or any Products, less direct sales taxes and customs duties applied on the sales of Products;

(w)	“Royalty Due Dates” means the last day of March, June, September and December of each year during the Term;

(x)	“Sample Product” is defined in Article 13.3;

(y)	“Securities” means all shares, rights to acquire shares and other securities of the Company, including without limitation all options, convertible debt, warrants, rights of conversion, and other securities or obligations of the Company to issue shares or other securities of the Company;

(z)	Start Date” means July 20, 2023;

(aa)	“Sublicensing Revenue” means all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Company under each agreement relating to a sublicense, assignment, grant or transfer of the Company’s rights in the Patents and any Improvements, and/or any Products whether by way of sublicense, assignment, development agreement, or otherwise. Without limiting the generality of the forgoing Sublicensing Revenue will include all:

(i)	milestone payments, royalties, license fees, option fees, and the fair market value of all consideration received in connection with any sublicense, assignment, grant or transfer of the Company’s rights in the Patentsor any Improvements, and/or any Products; and

(ii)	research or development fees in excess of the direct reimbursement for the actual costs of such research and development incurred by the Company under a written research plan and agreement,

received by the Company from any sublicensee or assignee relating to the Company’s rights in the Patents, Improvements or any Products;

(bb)	“Subscription Agreement” means the agreement set forth in Schedule “I” to this Agreement;

(cc)	“Term” is defined in Article 18.1;

(dd)	“UBC Improvements” means Unencumbered improvements, variations, updates, modifications, and enhancements made and/or acquired within 3 years after the Start Date by the Investigator(s) while employed at UBC and/or any UBC Personnel in the course of their employment while working directly under the supervision of such Investigator(s) in such lnvestigator(s)’s laboratory(ies), which cannot be legally used or practiced without infringing the Patents licensed under this Agreement. For avoidance of doubt, if the Investigator(s), and/or any person that is under the Investigator(s)’s laboratory, is a UBC faculty member, staff, student or employee of UBC and is also employed or affiliated with the Company in any capacity, such person (including the Investigator(s)) shall always be deemed to be a UBC person for the purposes of this Agreement and subject to UBC’s policies and procedures (http://universitycounsel.ubc.ca/policies/index/); and any improvement that is made, invented or developed solely by such person or persons shall be deemed to be a UBC Improvement;

(ee)	“UBC’s Percentage Interest” is defined in Article 6.1;

(ff)	“UBC Personnel” means a UBC faculty member, staff, student or employee of UBC that is under the direct supervision of one or more of the Investigators in such Investigator(s)’s laboratory;

(gg)	“UBC Shares” is defined in Article 6.1; and

(hh)	“Unencumbered” means unencumbered by the grant of any rights or obligations to a third party, including without limitation any rights or obligations granted under a research grant, sponsored or collaborative research agreement, option agreement, license agreement or other agreement granting rights or obligations in, or with respect to research activities conducted at UBC;

2.0 PROPERTY RIGHTS IN & TO THE PATENTS AND IMPROVEMENTS

2.1 The parties acknowledge and agree that:

(a)	UBC owns all right, title and interest in and to the Patents, the UBC Improvements, and the Joint Improvements; and

(b)	Company owns all right, title and interest in and to the Company Improvements.

2.2 The Company will, at the request of UBC, sign all documents as may be required to ensure that ownership of the Patents, any UBC Improvements and any Joint Improvements remains with UBC.

2.3 On the last working day of June and December of each year during the Term, the Company will give notice to UBC of the details of all Improvements which the Companyand any sublicensees of the Company have developed and/or acquired during the previous 6-month period.

3.0 GRANT OF LICENSE

3.1 Subject to Article 3.4, UBC grants to the Company a worldwide, exclusive license to use and sublicense the Patents and any Improvements and to develop, make, use, have made, market, sell, lease, distribute, import, export, repair, maintain, modify and otherwise commercialize the Products on the terms and conditions set out in this Agreement.

3.2 The license granted under this Agreement is granted only to the Companyand not to any Affiliated Companies.

3.3 The Company will not cross-license the Patents or any Improvements without the prior written consent of UBC, such consent not to be unreasonably withheld.

3.4 The Company acknowledges and agrees that UBC may use the Patents, any UBC Improvements, and any Joint Improvements without charge in any manner at all for research, scholarly publication, educational and all other non-commercial uses, including the right to grant to other academic and not-for-profit research institutions non-exclusive licenses to use the Patents and any Improvements for research, scholarly publication, educational and all other non-commercial uses.

3.5 The Company acknowledges that nothing in this Agreement grants to Company, by implication, estoppel or otherwise, any rights other than the rights expressly granted to the Company in this Agreement to the Patents and any Improvements. Specifically, no rights are granted to materials or personal health information from human subjects, clinical data, related data not contained in the Patents, or under any other UBC owned technology or patents.

3.6 UBC may register a financing statement regarding this Agreement under the Personal Property Security Act of British Columbia and/or under similar legislation in those jurisdictions in which the Company carries on business and/or has its chief place of business. The Company will pay for all costs associated with such registrations.

3.7 The Company will give notice to UBC if it is carrying on business and/or locates its chief place of business in a jurisdiction outside British Columbia before starting business in that other jurisdiction. If UBC has registered a financing statement under Article 3.6, the Company will file within 15 days of any change in jurisdiction, the appropriate documents in the Personal Property Registries or similar registries outside of British Columbia to document the change in jurisdiction and will provide UBC a copy of the verification statement regarding each filing within 15 days after receiving the verification statement. The Company will pay for all costs associated with the registrations under this Article 3.7.

4.0 SUBLICENSING

4.1 The Company will not grant sublicenses of the Patents and any Improvements to Affiliated Companies or third parties without the prior written consent of UBC, such consent not to be unreasonably withheld. After obtaining UBC’s consent, the Company will, upon written request, provide UBC with a non-redacted signed copy of each sublicense granted within 30 days of it being signed by the Company and sublicensee.

4.2 Any sublicense granted by the Company will be granted only to the sublicensee and cannot be assigned or further sub-sublicensed without the prior written consent of UBC, such consent not to be unreasonably withheld. All sublicenses must contain covenants by each sublicensee to observe and perform terms and conditions similar to, and consistent with, those contained in this Agreement.

5.0 ROYALTIES

5.1 In consideration of the license granted under this Agreement, the Company will pay to UBC a royalty equal to:

(a)	3.75% of the worldwide Revenue; and

(b)	a percentage of the worldwide Sublicensing Revenue, as set out in the table below:

Date of Execution of Sublicense Agreement	Sublicensing Royalty Rate

Any sublicense executed before $2,000,000 is invested in Product development	20%

Any sublicense executed after $2,000,000 is invested in Product development, but before 510K or PMA submission	15%

After 510K or PMA submission (or equivalent if outside the United States)	12%

5.2 The royalty is due and payable within 60 days of each respective Royalty Due Date and is to be calculated with respect to the Revenue and the Sublicensing Revenue in the 3-month period immediately before the applicable Royalty Due Date.

5.3 All royalties paid by the Company to UBC under this Agreement will be paid without any reduction or deduction of any nature or kind at all. If the Company receives any Revenue or Sublicensing Revenue in a currency other than Canadian dollars, the currency will be converted to the equivalent in Canadian dollars on the date that any amount is payable to UBC, at the rate of exchange set by the Bank of Montreal for buying Canadian dollars with such currency. The amount of Canadian dollars resulting from the conversion is to be included in Revenue or Sublicensing Revenue.

5.4 Products are deemed to have been sold by the Company and included in the Revenue, and the Company is deemed to receive Sublicensing Revenue, when such Revenue or Sublicensing Revenue is actually received by the Company, provided that:

(a)	in each case the Company uses commercially reasonable efforts to collect all outstanding Revenue and Sublicensing Revenue; and

(b)	the Company does not extend payment terms:

(i)	for Products which are more favourable than payment within 90 days from the earliest of the invoice date, delivery date or shipping date of Products; or

(ii)	to sublicensees which are more favourable than payment within 90 days from the date when Sublicensing Revenue is due to be paid under the sublicense agreement.

5.5 Any transaction, disposition, or other dealing involving all or part of the Patents or any Improvements or Products, between the Company and another person that is not made at fair market value is deemed to have been made at fair market value, and the fair market value of the transaction, disposition, or other dealing will be added to and deemed part of the Revenue or the Sublicensing Revenue, as the case may be, and will be included in the calculation of royalties under this Agreement.

6.0 EQUITY

6.1 As part of the consideration of the license granted under this Agreement, the Company shall on the Start Date (and thereafter, as required under this Section 6.1), issue to UBC and the Non-Waiving Investigators the number of shares in the capital of the Company (the “UBC Shares”) set out in Schedule “E”, such that, following such issuance and on completion of the Initial Financing, the UBC Shares shall represent at least 12% of all issued and outstanding shares of each share class of the Company as of the Start Date, calculated on a fully-diluted basis, meaning that any and all contemplated share issuances pursuant to any options, rights of conversion, warrants, unvested or escrowed shares or other securities or obligations of the Company to issue shares shall be included in such calculation as if such rights to acquire shares or other securities of the Company had been fully exercised, issued, vested and released from escrow (hereinafter referred to as “fully-diluted basis”). Further, the Company agrees that prior to the completion of the Initial Financing, UBC’s and the Non-Waiving Investigators percentage interest in the issued and outstanding share capital of the Company shall not be diluted by the issuance of additional shares or new classes of shares to less than 12% of the issued and outstanding share capital of the Company on a fully-diluted basis (“UBC’s Percentage Interest”). Therefore, if after execution of this Agreement and on or before closing of the Initial Financing, Company issues shares to any person, corporation or other entity and it is necessary to issue additional shares to UBC and the Non-Waiving Investigators to maintain UBC’s Percentage Interest in the Company, then the Company shall issue any such additional shares (the “Additional Shares”) to UBC and the Non-Waiving Investigators without payment of additional consideration by UBC and the Non-Waiving Investigators.

6.2 The Company represents and warrants to UBC that:

(a)	the Company has been duly incorporated in accordance with all applicable laws;

(b)	the Articles of Incorporation and Bylaws in Schedule “F” are correct;

(c)	the capitalization table in Schedule “G” is correct and includes all issued Securities of the Company as of the Start Date; and,

(d)	all liabilities and debts of the Company have been correctly disclosed on Schedule “H”.

6.3 The Company acknowledges and agrees that:

(a)	it will comply with all applicable laws and legislation with respect to the issuance of the UBC Shares;

(b)	the UBC Shares shall be deemed to be fully paid for by UBC and the Non-Waiving Investigators as of the date of issuance and shall be the absolute property of UBC and the Non-Waiving Investigators, and neither all nor any portion of the UBC Shares will be refundable to the Company (in whole or in part) under any circumstances;

(c)	upon UBC’s request, it shall pay to UBC any amount requested by UBC to pay for any taxes the Non-Waiving Investigators may owe to any tax authorities in connection with the issuance of the UBC Shares and any Additional Shares, such amounts to be determined by UBC acting reasonably.

(d)	the UBC Shares shall have the same rights and restrictions as the equity issued to the Company’s founders; and

(e)	other than any restrictions contained in the articles of the Company, rules of the Canadian Securities Exchange (or other applicable public securities exchange), applicable securities laws or shareholders’ agreement to which the Company and UBC are signatories, the shares shall be free from any pooling, escrow or other trading restrictions requirements, subject to applicable securities laws and any applicable hold periods pursuant to such laws.

6.4 If the Company becomes Publicly Listed, the Company shall concurrently register the UBC Shares for sale or exchange, as the case may be.

6.5 Within 30 days of the date of execution of this Agreement, the Company will enter into: (a) a shareholders’ agreement with UBC and all shareholders of the Company including the Company’s founders and Non-Waiving Investigators in mutually agreed form, (b) UBC and the Non-Waiving Investigators shall enter into a subscription agreement with the Companyin a form substantially as in Schedule “I” and be issued share certificates in their respective names.

6.6 If the Company proposes to sell any Securities of the Company, then UBC and/or its Assignee will have the right to purchase up to their then current pro-rata share of the securities issued in each offering on the same terms and conditions as are offered to other purchasers in each such financing, up to 4 years from the Start Date of the Agreement. The Company shall provide thirty days advanced written notice of each such financing, including reasonable detail regarding the terms and purchasers in the financing. The term “Assignee” means (a) any entity to which UBC’s participation rights under this Article have been assigned either by UBC or another entity, (b) or any entity that is controlled by UBC. This Article 6.6 shall survive termination of this License Agreement.

7.0 ANNUAL LICENSE FEE AND MILESTONES

7.1 The Company will pay to UBC, in addition to all other amounts due under this

Agreement, an annual license fee, which includes the internal operational expenses of the UBC University-Industry Liaison Office in administering this Agreement, on January 1st of each year during the Term of the Agreement according to the following table (the “Annual License Fee”):

Date	Annual License Fee Amount (CAD)

January 1st, 2024, 2025, and 2026	$5,000

January 1st, 2027, 2028, and 2029	$10,000

January 1st, 2030, 2031, and 2032	$15,000

January 1st, 2033 and each successive January 1st thereafter during the Term	$50,000

The Annual License Fee is payable, in advance, on or before January 1st of each year during the Term, starting on January 1st, 2024 and will not be refunded to the Company (in whole or in part) under any circumstances, provided that the royalties actually paid to UBC under Article 5.1 during a calendar year may be credited against the Annual License Fee due for that same calendar year.

7.2 The Licensee will pay to UBC, in addition to all other amounts due under this Agreement, a milestone payment for each Product upon achievement of the Milestone Event described in the table below. For clarity, the Company shall pay to UBC the applicable milestone payment whether such event is achieved by the Company or any sublicensee.

Milestone Event	Milestone Payment Amount (CAD)

510K approval or premarket approval (PMA) (or equivalent if outside the United States)	$150,000

8.0 PATENTS

8.1 The Company may identify any process, use or products arising out of the Patents, any UBC Improvements and/or any Joint Improvements that may be patentable, and UBC at the reasonable request of the Company may take steps to apply for a Patent in the name of UBC provided that the Company pays all costs of preparing, filing, prosecuting and maintaining the Patent in the jurisdictions in which the Company designates that a Patent is required. The Company will on UBC’s request pay to UBC a reasonable payment as an advance against expected Patent expenses.

8.2 On the filing of a Patent application under Article 8.1, the Company will become the licensee of the Patent on the terms and conditions set out in this Agreement.

8.3 The Company will within 30 days of the date of any UBC invoice:

(a)	pay to UBC a patent management fee equal to 15% of all out of pocket fees, costs and expenses incurred by UBC in connection with the Patents (the “Patent Management Fee”), commencing 2 years after the Start Date; and

(b)	reimburse UBC for all out of pocket fees, costs and expenses incurred in connection with the Patents (both before and after the Start Date).

Neither the above patent management fee nor the Patent costs will be refunded to the Company (in whole or in part) under any circumstances.

8.4 If the Company elects to assume responsibility for the management of the Patents, then subject to UBC’s approval, the Company will, after the execution of Schedule “D” by the appropriate parties, be responsible for preparing, filing, prosecuting and maintaining the Patents (“Patent Management”) in UBC’s name, and will ensure that the Patents broadly claim for UBC’s benefit all inventions disclosed by the Patents and any Improvements. The Company will provide to UBC all material information and documents received, prepared or filed in connection with the Patents, and will notify and obtain UBC’s approval before taking any substantive actions related to the Patent Management. The Company agrees to include all comments and changes required by UBC and the Company will not:

(a)	limit the scope of, or abandon any claim within, or otherwise allow to lapse, any Patent; or

(b)	fail to maintain any Patent;

in any country, without UBC’s prior written approval. If the Company intends to abandon, allow to lapse, or not continue the Patent Management of a Patent in any country, then the Company will not less than 60 days before any required action relating to such Patent notify UBC and UBC will then have the right, at its option, to assume the Patent Management of such Patent, in which case such Patent will be excluded from the Patents licensed under this Agreement.

8.5 To assist the Company with the Patent Management, UBC will at the reasonable request of the Company, provide required information and will execute and deliver documents and do such other reasonable acts as the Company may request. The Company will reimburse UBC for all reasonable costs incurred in complying with such requests. If there is any dispute between UBC and the Company relating to any decision in connection with the Patents or the Patent Management, then UBC will have the right to make the final decision to resolve such dispute.

8.6 Within 30 days of the date of any UBC invoice, the Company will reimburse UBC for all Patent expenses incurred by UBC both before and after the Company has assumed the Patent Management.

8.7 During the Term, the Company will not contest the validity or scope of any Patents licensed under this Agreement.

8.8 The Company will ensure proper patent marking for all uses of the Patents and any Improvements licensed under this Agreement and will clearly mark the appropriate Patent numbers on any Products made using the Patents and any Improvements.

9.0 DISCLAIMER OF WARRANTY

9.1 UBC makes no representations, conditions or warranties, either express or implied, regarding the Patents or any Improvements or the Products. Without limitation, UBC specifically disclaims any implied warranty, condition or representation that the Patents or any Improvements or the Products:

(a)	correspond with a particular description;

(b)	are of merchantable quality;

(c)	are fit for a particular purpose; or

(d)	are durable for a reasonable period of time.

UBC is not liable for any loss, whether direct, consequential, incidental or special, which the Company or any third parties may suffer arising from any defect, error or fault of the Patents or any Improvements or Products, or their failure to perform, even if UBC is aware of the possibility of such defect, error, fault or failure. The Company acknowledges that it has been advised by UBC to undertake its own due diligence regarding the Patents, any Improvements or Products.

9.2 Nothing in this Agreement:

(a)	constitutes a warranty or representation by UBC as to title to the Patents or any Improvements or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any third parties, or any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC, or licensed by UBC to any third parties;

(b)	constitutes an express or implied warranty or representation by UBC that the Company has, or will have the freedom to operate or practice the Patents or any Improvements, or the freedom to make, have made, use, sell or otherwise dispose of Products; or

(c)	imposes an obligation on UBC to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

9.3 Notwithstanding Article 9.2, if there is an alleged infringement of the Patents or any Improvements or any right with respect to the Patents or any Improvements, the Company may, on receiving the prior written consent of UBC, prosecute litigation designed to enjoin infringers of the Patents or any Improvements. Provided that UBC has first granted its prior written consent, UBC agrees to reasonably co-operate to the extent of signing all documents necessary to vest in the Company the right to start the litigation, provided that all the direct and indirect costs and expenses of bringing and conducting the litigation or settlement are paid by the Company. All amounts recovered by the Company as the result of such litigation will accrue to the benefit of the Company, provided that such amounts will be included in the Company’s Revenue and Sublicensing Revenue and subject to payment of a royalty to UBC in accordance with Article 5.

9.4 If any complaint alleging infringement of any patent or other proprietary rights is made against the Company or a sublicensee of the Company regarding the use of the Patents or any Improvements or the development, manufacture, use or sale of the Products, the following procedure will be adopted:

(a)	the Company will promptly notify UBC on receipt of the complaint and will keep UBC fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Company on behalf of itself or a sublicensee;

(b)	except as provided in Article 9.4(d), all costs and expenses incurred by the Company or any sublicensee of the Company in investigating, resisting, litigating and settling the complaint, including the payment of any award of damages and/or costs to any third party, will be paid by the Company or any sublicensee of the Company, as the case may be;

(c)	no decision or action concerning or governing any final disposition of the complaint will be taken without full consultation with, and approval by, UBC; and

(d)	UBC may elect to participate as a party in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such participation will be paid by UBC (subject to the possibility of recovery of some or all of the additional expenses from the complainant).

10.0 INDEMNITY & LIMITATION OF LIABILITY

10.1 The Company indemnifies, holds harmless and defends UBC, its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all claims (including all associated legal fees and disbursements actually incurred) arising out of the exercise of any rights under this Agreement, including without limitation against any damages or losses, whether direct, indirect, consequential, incidental or special, arising in any manner at all from or out of the use of the Patents or any Improvements or Products licensed under this Agreement by the Company or its sublicensees or their customers or end-users.

10.2 UBC’s total liability, whether under the express or implied terms of this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Company, whether direct, indirect, consequential, incidental or special, or any other similar damage that may arise or does arise from any breaches of this Agreement by UBC, its Board of Governors, officers, employees, faculty, students or agents, is limited to C$10,000.

10.3 The Company acknowledges and agrees that UBC will not be liable for indirect, consequential or incidental or special damages arising from any breach or breaches of this Agreement.

10.4 Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 10 will survive and continue to bind the Company and its successors and permitted assigns.

11.0 PUBLICATION & CONFIDENTIALITY

11.1 Each party will keep and use the other party’s Confidential Information in confidence and will not, without the other party’s prior written consent, disclose the other party’s Confidential Information to any person or entity, except to the party’s directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist such party in performing its obligations under this Agreement. The Company will maintain an appropriate internal program limiting the distribution of UBC’s Confidential Information to only those officers, employees and professional advisors who require such Confidential Information in performing the Company’s obligations under this Agreement and who have signed appropriate non-disclosure agreements. Notwithstanding the foregoing or Section 12 below, the parent company of the Company, ASEP Medical Holdings Inc., which is a publicly traded entity, may announce the existence of this Agreement in a press release to the general public.

11.2 Any party required by judicial or administrative process to disclose the other party’s Confidential Information, will promptly notify the other party and allow it reasonable time to oppose the process before disclosing the Confidential Information.

11.3 UBC is not restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the Patents, any UBC Improvements, and/or any Joint Improvements, provided that if such proposed disclosure contains Confidential Information, the Company is provided with copies of the proposed disclosure at least 60 days before the presentation or publication date. On receiving a copy of the proposed disclosure the Company may, within 30 days of receipt, give notice to UBC that it objects to the proposed disclosure. The Company may object to the proposed disclosure on the grounds that it either:

(a)	contains the Company’s Confidential Information; or

(b)	discloses UBC Confidential Information that is included in the Patents or any UBC Improvements and/or any Joint Improvements which requires patent protection.

If the Company’s objection is based on the proposed disclosure containing the Company’s Confidential Information, then UBC will remove such Confidential Information from the proposed disclosure, after which UBC will be free to present and/or publish the proposed disclosure. If the Company’s objection is based on the proposed disclosure containing UBC Confidential Information that is included in the Patents, any UBC Improvements, and/or any Joint Improvements requiring patent protection, then UBC will delay the proposed disclosure for up to 6 months from the date UBC delivered the proposed disclosure to the Company, during which time a patent application may be filed in accordance with Article 8. After expiry of such 6-month delay UBC will be free to present and/or publish the proposed disclosure.

11.4 The Company requires of UBC, and to the extent permitted by law UBC agrees, that this Agreement, and each part of it, is confidential and will not be disclosed to third parties, as the Company claims that the disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Company’s competitive position and/or interfere with the Company’s negotiations with prospective sublicensees. Notwithstanding anything contained in Article 11, the Company acknowledges and agrees that UBC may identify the title of this Agreement, the parties to this Agreement, the Products, and the names of the inventors of the Patents, any UBC Improvements, and any Joint Improvements, and that UBC may also disclose to the inventors all Annual Reports of the Company under this Agreement, the amount of all payments made to UBC by the Company under this Agreement, the manner or method by which such payments were calculated and all Payment Reports and Annual Reports delivered to UBC by the Company in connection with such payments.

11.5 Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 11 will survive and continue to bind the parties, their successors and permitted assigns.

12.0 PRODUCTION & MARKETING

12.1 The Company will not use any UBC trade-mark or any other service mark, logo, insignia, seal, design, symbol or device used by UBC without the prior written consent of UBC. Notwithstanding Article 11, the Company and UBC may each:

(a)	issue a press release or otherwise publicize the fact that the Company has entered into this Agreement with UBC;

(b)	publicly display a sample and/or images of the Company’s Product.

12.2 The Company represents and warrants to UBC that it has the infrastructure, expertise and resources to:

(a)	develop and commercialize the Patents and any Improvements;

(b)	track and monitor on an ongoing basis performance under the terms of each sublicense entered into by the Company;

(c)	monitor patent infringement regarding any Patent licensed under this Agreement; and

(d)	handle the Patents and any Improvements with care and without danger to the Company, its employees, agents, or the public.

12.3 The Company represents and warrants to UBC that it will, throughout the Term:

(a)	allocate to the development and commercialization of the Patents and any Improvements at least the same degree of diligence, expertise, infrastructure, and resources as the Company is allocating to the most favoured product developed and marketed by the Company, and

(b)	use its best efforts to promote, market and sell the Products and exploit the Patents and any Improvements and to meet or cause to be met the market demand for the Products and the potential use of the Patents and any Improvements.

12.4 The Company will:

(a)	use commercially reasonable efforts to complete the Initial Financing within 24 months of executing this Agreement and shall notify UBC in writing, within five days of completion of Initial Financing;

(b)	complete a business plan within 18 months of executing this Agreement. The business and marketing plan will be prepared in accordance with generally accepted business practices and will be updated from time to time, but in no event less than once every calendar year. Copies of all updates of these plans will be provided to UBC in a timely manner;

(c)	establish and maintain a bona fide Board of Directors with a majority of directors who are not employees or officers of the Company within 18 months of executing this Agreement;

(d)	have an approved Product on the market within 5 years of the Start Date;

(e)	until such time that the Company becomes Publicly Listed, upon written request by UBC:

(i)	deliver to UBC the annual budget of the Company, within 90 days after the end of each fiscal year of the Company;

(ii)	deliver to UBC unaudited financial statements, including a balance sheet and a statement of income as of the last date of each quarterly fiscal period of the Company (a “Fiscal Period”), a cumulative statement of income from the first day of the current year to the last day of the Fiscal Period, and a cumulative cash flow analysis from the first day of the current year to the last day of the current year within 30 days after the last day of each Fiscal Period; and

(iii)	deliver to UBC financial statements including a balance sheet and a statement of income prepared by a reputable accounting firm within 90 days after the end of each fiscal year of the Company.

If these requirements are not met, UBC and Company will discuss Companies progress and can extend these based on mutual agreement.

13.0 ACCOUNTING RECORDS & REPORTS

13.1 The Company will maintain at its principal place of business separate accounts and records of all Revenues sublicenses and Sublicensing Revenues and all business done in connection with the Patents or any Improvements or Products. The accounts and records will be in sufficient detail to enable accurate and complete reports and returns to be made under this Agreement and the Company will cause all sublicensees to keep similar accounts and records.

13.2 The Company will complete and deliver to UBC:

(a)	within 30 days of each and every Royalty Due Date, a Payment Report in a form sufficient to verify accurately and completely the Revenue and Sublicensing Revenue, together with a calculation of the royalty and other amounts payable under this Agreement (a “Payment Report”). Each Payment Report will:

(i)	include without limitation, each Product by name and description, sales of each Product by country of sales, price per unit and any deductions taken from gross revenue, method of calculation of any currency conversion, method by which the royalty amount is calculated, attribution of royalty rates to individual products or by fields of use; and

(ii)	be signed by a senior officer of the Company to verify the accuracy and completeness of the information contained in the Payment Report.

A separate Payment Report will be prepared and delivered for each sublicense, including an accounting statement setting out in detail how the amount of Sublicensing Revenue was determined}. The first Payment Report will be submitted within 30 days of the first Royalty Due Date after the receipt of the first Revenue or Sublicensing Revenue, and thereafter a Payment Report will be delivered every 3 months regardless of whether any Revenue or Sublicensing Revenue was received in the preceding period; and

(b)	on or before January 1st of each year during the Term, starting on January 1st, 2024, an Annual Report in the form attached as Schedule “B” (or an amended form as required by UBC from time to time) (an “Annual Report”).

13.3 The Company acknowledges that UBC is relying on the Company’s Payment Reports to accurately, completely and in a timely manner, report the Company’s Revenue and Sublicensing Revenue, and that UBC is not under an obligation to verify, or conduct its own due diligence on, the accuracy and completeness of the Company’s Payment Reports. A failure by the Company to provide accurate, complete and timely reports to UBC, including without limitation accurate, complete and timely Payment Reports and Annual Reports, shall be a material breach of this Agreement pursuant to Article 19.3(a). Subject to Article 19.6, any legal claim by UBC against the Company for breach of these obligations and for royalties or other amounts owing to UBC as a result of such breach will be deemed to have been discovered by UBC only after UBC has actual knowledge of such claim. The Company further agrees that it will, from time to time, provide at UBC’s request:

(a)	such additional accounts, records and documents as UBC may require to corroborate the accuracy and completeness of the Company’s Payment Reports;

(b)	a Payment Report in a form prescribed by UBC; and/or

(c)	at the Company’s cost a sample Product, or a sample of any other product that UBC reasonably believes was manufactured or provided in connection with the use of all or some of the Patents and/or any Improvements (collectively a “Sample Product”). The Company acknowledges that on receipt of such Sample Product, UBC may conduct such examinations and inspections of the Sample Product as may be necessary to determine whether the Sample Product was developed, made or provided in connection with the use of all or some of the Patents or any Improvements, and that UBC may engage third party representatives with the expertise necessary to conduct such examinations and inspections.

13.4 The calculation of royalties will be carried out in accordance with generally accepted Canadian accounting principles, including the International Financial Reporting Standards (IFRS) applied on a consistent basis.

13.5 The Company will retain the accounts and records referred to in Article 13 throughout the Term and for not less than 2 years thereafter and, following at least five (5) business days advance written notice, will permit any duly authorized representative of UBC to inspect, at UBC’s expense and during the Company’s normal business hours:

(a)	all of such accounts and records; and

(b)	the Company’s premises, including any research or production facilities;

for the purpose of determining whether or not the Company is in compliance with this Agreement. The Company will provide to the representative all reasonable documents and evidence (including Sample Products) necessary to verify the accounts and records and compliance with this Agreement, and will allow copies to be made of the accounts, records and agreements. If an inspection of the Company’s records by UBC shows an under-reporting or underpayment by the Company of any amount to UBC, by more than 5% for any 12-month period, then the Company will reimburse UBC for the cost of the inspection as well as pay to UBC any amount found due (including any interest) within 30 days of notice by UBC to the Company.

13.6 UBC will use reasonable efforts to ensure that all information provided to UBC or its representatives under Article 13 is treated as confidential by UBC.

14.0 INSURANCE

14.1 During the Term (and for the longer of either 3 years after the end of the Term, or 3 years after the last Product is sold) the Company will procure and maintain insurance (including public liability and commercial general liability insurance), as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business.

14.2 Notwithstanding Article 14.1, one month before the earlier of the start of any Product testing involving human subjects (“Human Clinical Trials”); or the first use or sale of the Patents, any Improvements or a Product in exchange for valuable consideration (“First Commercial Use”) the Company will give notice to UBC of the terms and amount of the product liability, clinical trials, public liability, and commercial general liability insurance and such other types of insurance which it has placed. This insurance will:

(a)	be placed with a reputable and financially secure insurance carrier;

(b)	include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds;

(c)	provide coverage regarding all activities under this Agreement;

(d)	include a waiver of subrogation against UBC, and a severability of interest and cross-liability clauses; and

(e)	provide that the policy cannot be cancelled or materially altered except on at least 30 days’ prior notice to UBC.

14.3 UBC may from time to time require reasonable amendments to the terms or the amount of coverage contained in the Company’s insurance policy. The Company will provide to UBC for its approval certificates of insurance evidencing the coverage 7 days before the earlier of any Human Clinical Trials or the First Commercial Use. The Company will not:

(a)	start any Human Clinical Trials;

(b)	allow the First Commercial Use to occur; or

(c)	sell any Product or allow any third party to use the Patents or any Improvement,

at any time unless an insurance certificate is provided to and approved by UBC, and the insurance outlined in Article 14.2 is in effect.

14.4 The Company will also require each sublicensee to procure and maintain:

(a)	public liability and commercial general liability insurance and such other types of insurance as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business; and

(b)	in any event, one month before the earlier of any Human Clinical Trials or the First Commercial Use by the sublicensee, product liability, clinical trials, public liability and commercial general liability insurance in reasonable amounts, with a reputable and financially secure insurance carrier.

The Company will ensure that all sublicensees’ policies of insurance include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds.

15.0 ASSIGNMENT

15.1 Subject to Article 15.2, the Company will not assign, transfer, mortgage, pledge, financially encumber, grant a security interest, permit a lien to be created, charge or otherwise dispose of any or all of the rights granted to it under this Agreement without the prior written consent of UBC.

15.2 The Company may assign this Agreement as part of a sale, transfer or merger of the Company’s entire business (or that part of Company’s business that exercises all rights granted under this Agreement), provided that before any such assignment, the following conditions must be met:

(a)	the Company must give UBC 30 days’ prior written notice of the assignment, including the financial terms of the assignment and the intended assignee’s name and contact information;

(b)	the assignee must have the financial and technical ability to assume the obligations under this Agreement, and the assignee (and its principals) must be of good and reputable character;

(c)	the assignee must agree in writing with UBC to be bound by this Agreement; and

(d)	in addition to any other consideration payable to UBC under this Agreement on such assignment, UBC must have received from the Company a C$10,000 assignment fee.

15.3 UBC will have the right to assign its rights, duties and obligations under this Agreement to a company of which it is the sole shareholder, or a society which it has incorporated or which has purposes which are consistent with the objectives of UBC. If UBC makes such an assignment, the Company will release and discharge UBC from all obligations or covenants, provided that the company or society, as the case may be, signs a written agreement which provides that the company or society assumes all obligations or covenants from UBC and that the Company retains all rights granted to the Company under this Agreement.

16.0 GOVERNING LAW

16.1 This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. The parties agree that the British Columbia Supreme Court has exclusive jurisdiction over this Agreement.

17.0 NOTICES

17.1 All reports and notices or other documents that a party is required or may want to deliver to any other party will be delivered in writing either by personal delivery, commercial courier or by electronic transmission at the address for the receiving party set out in Article 17.2 or as varied by any notice. Any notice will be deemed to have been received on the date it was delivered, or, if by electronic transmission, on the day on which it is transmitted (with notice of receipt by the receiving party).

17.2 The address for delivery of notices and instructions for making payments to UBC are set out in the attached Schedule “C”. The address for delivery of notices to the Company is set out below:

SafeCoat Medical Inc

#2200, 885 West Georgia Street

Vancouver, BC V6C 3E8

Attn: Timothy Murphy, Chief Operating Officer

Telephone: (604) 360-7014

Email: tim@asepmedical.com

18.0 TERM

18.1 The term (the “Term”) of this Agreement starts on the Start Date and ends on:

(a)	the day that is exactly 20 years later; or

(b)	the expiry of the last Patent licensed under this Agreement,

whichever is last to occur, unless terminated earlier under Article 19.

19.0 TERMINATION OF AGREEMENT

19.1 This Agreement automatically and immediately terminates without notice to the Company if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purpose, is started by or against the Company.

19.2 UBC may, at its option, immediately terminate this Agreement by giving notice to the Company if one or more of the following occurs:

(a)	the Company becomes insolvent, as evidenced, for example (without limitation) by the appointment of a receiver, a receiver manager, the issuance of financial statements which according to IFRS would render the Company insolvent, the termination of a majority of the Company’s employees, the vacation of the Company’s chief place of business or the Company ceasing or threatening to cease carrying on business;

(b)	any execution or other process of any court becomes enforceable against the Company, or if any similar process is levied on the rights under this Agreement or on any money due to UBC and is not released or satisfied by the Company within 30 days from the process becoming enforceable or being levied;

(c)	if the Company or any of its directors or officers have breached or otherwise failed to comply with any applicable securities laws, regulations or requirements which UBC deems in its reasonable discretion to be material;

(d)	any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Company;

(e)	the Patents or any Improvements becomes subject to any security interest, lien, charge or encumbrance in favour of any third party claiming through the Company, which is not discharged, following receipt of written notice from UBC, within 30 days;

(f)	if the Company breaches Article 4.1, 12.1 or 14;

(g)	if any sublicensee of the Company is in breach of its sublicense with the Company and the Company does not use best efforts to cause the sublicensee to cure the breach within 30 days of receipt of written notice from UBC; or

(h)	if the Company is in breach of any other agreement between the Company and UBC and the breach has not been cured within the time provided for the curing of the breach under the terms of the other agreement.

19.3 Other than as set out in Articles 19.1 and 19.2, either party may terminate this Agreement for any breach which is not remedied after providing the following notice to the party in breach:

(a)	30 days’ notice in the case of any breach which can reasonably be remedied within 30 days of the delivery of such notice; or

(b)	if the breach cannot be remedied within 30 days and the breach is not remedied within such further period as may be reasonably necessary, or within 90 days after receipt of notice, whichever is sooner.

19.4 If this Agreement is terminated under Article 19.1, 19.2 or 19.3, the Company will make all outstanding payments to UBC under Articles 5 and 7, and UBC may proceed to enforce payment of all outstanding royalties or other monies owed to UBC and to exercise any or all of the rights and remedies available under this Agreement or otherwise available by law or in equity, successively or concurrently, at the option of UBC. Within 5 days of the Effective Termination Date, the Company will deliver to UBC all Patents, any UBC Improvements, and any Joint Improvements in its possession or control and has no further right of any nature at all in the Patents, any UBC Improvements, and/or any Joint Improvements. If the Company has not delivered up the Patents and any Improvements within 5 days of the Effective Termination Date, UBC may immediately and without notice enter the Company’s premises and take possession of the Patents and any Improvements. The Company will pay all charges or expenses incurred by UBC in the enforcement of its rights or remedies against the Company under this Article 19.4, including without limitation UBC’s legal fees and disbursements on an indemnity basis.

19.5 Within 5 days of the Effective Termination Date the Company and all sublicensees will cease to use the Patents or any Improvements in any manner and will cease to make and sell the Products. Within 30 days of the Effective Termination Date the Company will deliver to UBC an accounting to state, in such terms as UBC may in its sole discretion require, the inventory or stock of Products manufactured and remaining unsold on the Effective Termination Date. If this Agreement was terminated under Article 19.2 or 19.3, UBC will instruct that the unsold Products be stored, destroyed or sold under its direction. If this Agreement was terminated under Article 19.1, no Products will be sold without the prior written consent of UBC. The Company will continue to make royalty payments to UBC under Articles 5 and 7 on all Products that are sold in accordance with this Article 19.5, notwithstanding anything contained in, or any exercise of rights by UBC, under Article 19.

19.6 The Company acknowledges and agrees that UBC’s right to conduct an inspection and enforce the Company’s obligations under Article 13, and to collect any royalties or other amounts owing to UBC under this Agreement, shall remain in full force and effect:

(a)	at all times during the Term, and

(b)	if this Agreement is terminated or expires, for a period of not less than 2 years after such termination or expiry,

and that such rights, or claims by UBC against the Company, shall not be barred by the basic limitation period applicable under Part 2 of the Limitation Act, SBC 2012, c 13 or any amendment thereto. The Company further acknowledges and agrees that with respect to such rights and claims by UBC, the basic limitation period under Part 2 of the Limitation Act shall be extended so as not to expire at any time during the Term, and if this Agreement is terminated or expires shall be further extended so as not to expire for a period not less than 2 years after such termination or expiry.

20.0 MISCELLANEOUS COVENANTS OF COMPANY

20.1 The Company represents and warrants to UBC that the Company is a corporation duly organized, existing and in good standing under the laws of British Columbia and has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

20.2 The Company will comply with all laws, regulations and ordinances, whether Federal, State, Provincial, County, Municipal or otherwise, with respect to the Patents and any Improvements and this Agreement.

20.3 The Company acknowledges and agrees that UBC will own the results of any testing, evaluation, analysis or use of the Patents, any UBC Improvements, and any Joint Improvements conducted by, or for, the Company or any sublicensee during the Term, including any data, test results, specifications, papers or other materials prepared in connection with such testing, evaluation, analysis or use, and that such data form part of the license granted herein and will be returned to UBC on any expiry or termination of this Agreement.

20.4 The Company will pay all reasonable out-of-pocket legal expenses and costs incurred by UBC in negotiating and drafting this Agreement and regarding any consents and approvals required from UBC, including without limitation expenses and costs regarding UBC’s review of any sublicenses to be granted by the Company.

20.5 The Company will pay all taxes and any related interest or penalty designated in any manner at all and imposed as a result of the existence or operation of this Agreement, including without limitation tax which the Company is required to withhold or deduct from payments to UBC. The Company will provide to UBC evidence as may be required by Canadian authorities to establish that the tax has been paid. The royalties specified in this Agreement are exclusive of taxes. If UBC is required to collect a tax to be paid by the Company or any of its sublicensees, the Company will pay the tax to UBC on demand.

20.6 The obligation of the Company to make all payments under this Agreement is absolute and unconditional and is not, except as expressly set out in this Agreement, affected by any circumstance, including without limitation any set-off, compensation, counterclaim, recoupment, defence or other right which the Company may have against UBC, or anyone else for any reason at all.

20.7 The Company will pay interest on all amounts due and owing to UBC under this Agreement but not paid by the Company on the due date, at the rate of 12.68% per annum, calculated annually not in advance. The interest accrues on the balance of unpaid amounts from time to time outstanding, from the date on which portions of the amounts become due and owing until payment in full.

21.0 MANAGEMENT OF CONFLICTS OF INTEREST

21.1 The Company acknowledges that it is aware of UBC’s Conflict of Interest Policy SC3, Inventions and Discoveries Policy LR11 and Research Policy LR2 (https://universitycounsel.ubc.ca/board-of-govemors-policies-procedures-rules-and-guideline
s/policies/ ), and that UBC may amend these policies or introduce new policies from time to time.

21.2 Subject to Article 21.3 the Company and UBC agree, that:

(a)	the facilities and research programs of the Company will be conducted independently of all UBC facilities, faculty, students or staff, and in particular, independently of and from the Investigator(s) and the laboratory facilities made available to the Investigator(s) by reason of the Investigator(s)’ employment at UBC;

(b)	no students, post-doctoral fellows or other UBC staff will participate or be involved in the Company’s research, projects or utilize its facilities; and

(c)	any disclosures of inventions made by the Investigator(s) to the Company will be immediately forwarded by the Company to UBC.

21.3 The Company and UBC may, from time to time, enter into written agreements to permit activities which would otherwise be prohibited by Article 21.2.

22.0 GENERAL

22.1 Nothing contained in this Agreement is to be deemed or construed to create between the parties a partnership or joint venture. No party has the authority to act on behalf of any other party, or to commit any other party in any manner at all or cause any other party’s name to be used in any way not specifically authorized by this Agreement.

22.2 Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

22.3 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times regarding any terms of this Agreement operates as a waiver of that party’s rights under this Agreement. A waiver of any term, or right under, this Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

22.4 No exercise of a specific right or remedy by any party precludes it from, or prejudices it in, exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

22.5 All terms which require performance by the parties after the expiry or termination of this Agreement, will remain in force despite this Agreement’s expiry or termination for any reason.

22.6 Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this Agreement will continue in full force and effect.

22.7 The Company acknowledges that the law firm of Richards Buell Sutton LLP has acted solely for UBC in connection with this Agreement and that all other parties have been advised to seek independent legal advice.

22.8 This Agreement sets out the entire understanding between the parties and no changes are binding unless signed in writing by the parties to this Agreement.

22.9 Time is of the essence of this Agreement.

22.10 This Agreement may be signed in counterparts either through original copies or by facsimile or electronically, each of which will be deemed an original and all of which will constitute the same instrument.

22.11 Unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

SIGNED BY THE PARTIES AS AN AGREEMENT on the 21st day of July, 2023 but effective as of the Start Date.

SIGNED FOR AND ON BEHALF of

THE UNIVERSITY OF BRITISH COLUMBIA
by its authorized signatory:

Authorized Signatory
Associate Director UBC UILO

SIGNED FOR AND ON BEHALF of
SAFECOAT MEDICAL INC
by its authorized signatory:

Authorized Signatory

Timothy Murphy, Director

SCHEDULE”A”

DESCRIPTION OF “PATENTS”

UBC File #	Inventor(s)	Description	Patent #

21-119	Jayachandran Kizhakkedathu Dirk Lange Robert Hancock Kai Yu	POLYMERIC ANTIFOULING COATING WITH ANTIMICROBIAL PEPTIDES	PCT/CA2022/050883

SCHEDULE”B”

UBC License Agreement Annual Report

The information to be completed below will constitute the annual report required under the UBC License Agreement. Any information or documents provided by the Company in this report will not be interpreted as limiting the obligations of the Company contained in the License Agreement. This report is in addition to the Payment Report to accompany each royalty payment.

Date of Report: __________________________   Person Preparing This Report: ______________________________

Name of Company: __________________________   UBC File Number: _____________________________________

Jurisdiction of Corporation: __________________________   Head Office Address:____________________________

Contact Person for Company ______________________________________________________________________

Licensed Patents: _______________________________________________________________________________

Telephone Number: __________________________   E-mail Address: _____________________________________

1.	Please provide a brief report on the status of development of the UBC Patents, progress on creating a commercial Product or subsequent marketing of the Product as appropriate.

2.	Has the Company filed any patent applications for modifications or improvements relating to the original UBC Patents? Please provide details, and attach copies of all relevant documents.

3.	Has the Company become aware of any potential third party infringing the UBC patents or related intellectual property? If so, please provide details and outline what the Company is doing about this.

4.	Has the Company met any milestone or performance objectives in the past year as set forth in the License Agreement? Please outline the past year’s accomplishments.

5.	Does the Company expect to meet any milestone or performance objective in the coming year as set forth in the License Agreement? If so, please provide details.

6.	Is the Company proposing to grant any sublicenses to third parties? If so have copies of the proposed sublicense agreement been provided to the Patents Manager at UBC for review and approval? If not, please enclose a copy of each proposed sublicense agreement.

7.	Does the Company anticipate starting any clinical trials or making any sales of Products in the next 12 months? Yes No. _______________________________ . If yes, then please provide:

a)	UBC with 30 days’ advance notice of the anticipated start of any clinical trials and the date of first sale of a Product utilizing the Patents;

b)	copies of insurance certificates in compliance with the License Agreement; and

c)	a completed Payment Report.

8.	Does your company have public liability insurance? If so, please attach a copy of the insurance policy naming UBC as an insured as required by the License Agreement.

9.	Please provide the Company’s estimate or projection of gross sales revenue for products based on the UBC Patents for the next 12 months by the Company and any sub-licensee.

10.	Is there any other information relating to this License that you think we should be aware of? Please summarize them below or contact us directly.

11.	Has the Company completed any equity financings or issued any Securities? If yes, then please provide details of the financing and/or issuance of any Securities, and confirm that UBC’s percentage interest in the issued and outstanding share capital of the Company has not been diluted by the issuance of additional Securities or new classes of Securities to less than 12% of the issued and outstanding share capital of the Company on a Fully Diluted Basis. If UBC’s percentage interest has been diluted to less than 12% of the issued and outstanding share capital of the Company on a Fully Diluted Basis, then confirm that the Company will issues Additional Shares to UBC without charge to maintain UBC’s Percentage Interest in the Company at 12%.

12.	Please indicate the number of full time equivalents the Company currently employs:

Prepared by________________ Date Dd/mm/yy Phone _____________________ I __________________________ (print name), of _______________ (title) hereby certify the foregoing information as true and correct.

Signature	Date Signed

Once completed, please submit this report to:

Managing Director

University - Industry Liaison Office

#103 - 6190 Agronomy Road,

Vancouver, BC

V6T 1Z3

SCHEDULE”C”

ADDRESS FOR NOTICES & PAYMENT INSTRUCTIONS

1. The address for delivery of notices to UBC is:

The Managing Director

University -- Industry Liaison Office

University of British Columbia

#103 - 6190 Agronomy Road

Vancouver, British Columbia

V6T 1Z3

Telephone: (604) 822-8580

2. Payment of all amounts due to UBC under the terms of this license may be made as follows:

a)	by cheque made payable to “The University of British Columbia” delivered to UBC at the above address and reference the invoice number; or

b)	by wire transfer in accordance with the instructions set out below:

Note: Please ensure ALL of the information is provided for efficient receipt of wire payments:

For Wire Transfer:

	CAD	USD

Beneficiary Bank (SWIFT tag 57):	HSBC Bank Canada Vancouver Main Branch 885 West Georgia Street Vancouver, B.C. Institution: 016 Transit: 10020 SWIFT Code: HKBCCATT	HSBC Bank Canada Vancouver Main Branch 885 West Georgia Street Vancouver, BC, Canada Institution:016 Transit: 10020 Swift Code: HKBCCATT

Beneficiary (SWIFT tag 59):	Account Number: 437218002 University of British Columbia 6190 Agronomy Road, 5th Floor Vancouver, BC, Canada, V6T 1Z3	Account Number: 437218070 The University of British Columbia 6190 Agronomy Road, 5th Floor Vancouver, BC, Canada, V6T 1Z3

Correspondent Bank:	N/A	Citibank, New York SWIFT code: CITIUS33 Routing number: 021000089

Remittance Detail (SWIFT tag 70):	Please include: 1 Reference: Indicate invoice number and/or UBC file number 2 UBC contact: UILO - Finance Officer (7-5016)

SCHEDULE”D”

PATENT CLIENT AND BILLING AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with offices at #103-6190 Agronomy Road, Vancouver, British Columbia, V6T 1Z3 (“UBC”)

AND:

<@>, a corporation incorporated under the laws of <@>, with a registered office at <@> (the “Company”)

AND:

<@>, a <@> firm with offices at <@> (the “Firm”)

WHEREAS:

A. The Company and UBC have entered into a license agreement (the “License Agreement”) under which UBC has licensed to the Company certain Patents including the patents and patent applications listed in Appendix A (the “Patents”);

B. UBC and the Company have agreed to use the Firm to prepare, file, prosecute and maintain the Patents;

C. UBC wishes to remain the client of the Firm in relation to the Patents; and

D. UBC, the Company, and the Firm have agreed to enter into this agreement to confirm the terms on which the Firm will be engaged and instructed to prepare, file, prosecute and maintain the Patents.

THE PARTIES AGREE AS FOLLOWS:

1. UBC is, and will remain, the client of the Firm in relation to the Patents. While UBC remains the client of the Firm in relation to the Patents, UBC hereby authorizes the Firm to obtain instructions directly from the Company on all matters related to the preparation, filing, prosecution and maintenance of the Patents, provided that:

(a)	the Firm will copy UBC on all material documents and correspondence;

(b)	UBC will be notified by the Firm before any substantive actions and will have final approval on proceeding with such actions; and

(c)	if there is any dispute between UBC and the Company relating to any decision or instructions in connection with the Patents then UBC will have the right to make the final decision to resolve such dispute.

2. The Company acknowledges and agrees that it is not a client of the Firm in relation to the Patents, but that the Company has merely been authorized by UBC to provide the Firm with instructions in relation to the Patents pursuant to this Agreement. Nothing in this Agreement or otherwise creates a solicitor-client relationship between the Company and the Firm in relation to the Patents or any equitable duty or obligation on the Firm to the Company in relation to the Patents.

3. If UBC is copied with material documents and correspondence pursuant to Article 1(a) of this Agreement, and is notified by the Firm of any substantive action that the Firm is instructed to take by the Company pursuant to Article 1(b) of this Agreement, then the Firm may act in accordance with such instructions from the Company and take such substantive action, unless UBC provides further instructions in writing, within 15 days of being notified of the Company’s instructions and intended substantive action. The Company accepts and acknowledges that if UBC makes a final decision pursuant to Article 1(c) of this Agreement, then the Firm may pursue any instructions related to UBC’s final decision.

4. Subject to UBC’s right to make the final decision pursuant to Article 1(c) of this Agreement, and any instructions resulting therefrom:

(a)	the Company is responsible for the payment of all fees, charges and disbursements incurred by the Firm related to the preparation, filing, prosecution and maintenance of the Patents;

(b)	the Firm will invoice the Company and will copy UBC on all such invoices;

(c)	the Company will pay the Firm directly for all such fees, charges and disbursements, and will copy UBC on each payment made.

5. UBC and the Company acknowledge and agree that to protect its account, the Firm may require retainer funding in advance of pursuing particular actions in relation to the Patents and that the Firm reserves the right to take no action in circumstances where the retainer funding is not provided either by the Company or UBC in a timely manner.

6. If UBC makes a final decision pursuant to Article 1(c) of this Agreement, the Company will remain fully responsible for the payment of all fees, charges and disbursements incurred by the Firm related to the preparation, filing, prosecution and maintenance of the Patents which result from such final decision, for as long as the Company remains, under the License Agreement, a licensee of the Patents which is the subject of such a final decision by UBC. For greater certainty, this Article 6 shall not alter or extinguish any rights UBC may have under Article 7 of the License with respect to the Company obligations to pay and reimburse UBC for all Patent costs.

7. In circumstances where the Firm has not been paid for work performed or disbursements incurred in relation to the Patents by either the Company or UBC, then after a commercially reasonable period (which shall be not less than three months), the Firm may terminate this agreement and may elect to perform no further action in relation to the Patents.

8. UBC and the Company acknowledge and agree that the Firm cannot maintain confidentiality as between UBC and the Company in matters relating to the Patents. UBC and the Company acknowledge and agree that if the Firm, in its unfettered discretion, perceives that the interests of the Company and UBC are in conflict or are otherwise not aligned, then the Firm may withdraw from acting in relation to the Patents.

9. The Company acknowledges and agrees that the Firm has acted for and will continue to act for UBC on a continuing relationship basis. The Company acknowledges and agrees that UBC is a continuing client of the Firm and is regularly represented by lawyers and agents of the Firm on different matters. Notwithstanding any other provision of this agreement, the Company acknowledges and agrees that the Firm may perform work for UBC in relation to other matters (not directly involving the Patents). If a conflict or contentious issue arises as between UBC and the Company in relation to the Patents and that conflict or contentious issue is not resolved directly as between UBC and the Company, then the Firm may refer the Company to another lawyer but will continue to act for UBC in relation to the conflict or contentious issue.

10. UBC acknowledges and agrees that the Firm may perform work for the Company in relation to other matters (not directly involving the Patents).

11. The Firm recommends that the Company obtain independent legal advice in relation to this agreement. The Company acknowledges that the Firm has made this recommendation and that it has been given the opportunity to pursue independent legal advice.

12. Notices and copies of all documents and correspondence should be sent to the following:

To UBC:	To the Company:	To the Firm:

SIGNED BY THE PARTIES AS AN AGREEMENT on the ___________________ day of , 20__.

THE UNIVERSITY OF BRITISH	)
COLUMBIA by its authorized signatory:	)
)
)
Authorized Signatory	)

_________________ by its authorized	)
signatory:	)
)
)
Authorized Signatory	)

_________________ by its authorized	)
signatory:	)
)
)
Authorized Signatory	)

Appendix A

List of Patents

Inventors	Title	Patent

SCHEDULE “E”

SHARE ISSUANCE TO UBC AND NON-WAIVING INVESTIGATORS

Entity	Percentage of UBC Shares as set out in Article 6.1

The University of British Columbia	50%

Jayachandran Kizhakkedathu	12.5%

Dirk Lange	12.5%

Robert Hancock	12.5%

Kai Yu	12.5%

Total	100%

SCHEDULE “F”

ARTICLES OF INCORPORATION AND BYLAWS OF THE COMPANY

SCHEDULE “G”

CAPITALIZATION TABLE OF THE COMPANY

SCHEDULE “H”

LIABILITIES AND DEBTS OF THE COMPANY

SCHEDULE “I”

SUBSCRIPTION AGREEMENT

TO: SafeCoat Medical Inc (the “Company)

WHEREAS:

A.	The University of British Columbia (“UBC”) and certain contributors to technology desire to pursue the development of certain technologies in a company;

B.	The Company has agreed to issue the Shares to the undersigned on the basis set out herein;

NOW THEREFORE the undersigned hereby subscribes for and agrees to take ____________________________ Common shares (the “Shares”) in the capital of the Company at a price of $0.00001 per share.

The undersigned requests that:

a.	the Shares be allotted and issued to the undersigned;

b.	the name and address of the undersigned as shown below be entered in the central securities register of the Company;

c.	the share certificate representing the Shares be issued in the name of the undersigned; and

d.	the original share certificate be provided to UBC within 5 days.

The undersigned hereby acknowledges and agrees that this Subscription Agreement and the issuance of the Shares hereunder are subject to and conditional upon acceptance by the Company.

The undersigned acknowledges and agrees that [________________ ] is the solicitor of the Company only and Richards Buell Sutton is the solicitor of The University of British Columbia only and neither is protecting the right or interests of the undersigned [if signed by a non-waiving contributor]. The undersigned has been advised to seek and obtain independent legal advice with respect to this Subscription Agreement and the transactions contemplated herein. The undersigned acknowledges that it has read this Subscription Agreement and fully understands its terms and conditions.

DATED this _______ day of [_______________ ].

Subscriber

Full Name:

Signature:

SUBSCRIBER’S REGISTRATION INFORMATION:

FULL NAME: [TO BE COMPLETED BY SUBSCRIBER]

ADDRESS:               [TO BE COMPLETED BY SUBSCRIBER]

POSTAL CODE:      [TO BE COMPLETED BY SUBSCRIBER]

The subscription is hereby accepted by the Company.

SafeCoat Medical Inc

Authorized Signature:

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